UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2010

Einstein Noah Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)

001-33515
(Commission File Number)

Delaware	13-3690261
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

555 Zang Street, Suite 300, Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 568-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 20, 2010, Einstein Noah Restaurant Group, Inc. (the “Company”) entered into a new senior $125 million credit facility with Bank of America, N.A., as administrative agent (the “Administrative Agent”) and other lenders party thereto (the “New Credit Facility”).

The New Credit Facility has a commitment of up to $125 million, including a term loan of up to $75 million (the “Term Loan”) and a revolving credit facility of up to $50 million (the “Revolving Facility”). Borrowings under the New Credit Facility bear interest at a rate equal to an applicable margin plus, at the Company’s option, either a variable base rate or a Eurodollar rate.  The applicable margin for Eurodollar rate loans ranges from 2.5% to 3.0% and for base rate loans ranges from 1.5% to 2.0%, depending on the level of the Company’s consolidated leverage ratio (as defined in the New Credit Facility).  Upon the occurrence of a payment event of default which is continuing, all amounts due under the New Credit Facility will bear interest at 2.0% above the interest rate otherwise applicable.

The New Credit Facility matures on December 20, 2015 (the “Maturity Date”).  The Term Loan must be repaid in consecutive quarterly installments, increasing from $1,875,000 to $2,812,500 over the term of the New Credit Facility, commencing on March 31, 2011, and continuing thereafter on the last day of each calendar quarter, with any remaining amounts due and payable on the Maturity Date.  The Term Loan also requires mandatory prepayments of:

  100% of net cash proceeds of asset sales and insurance and condemnation proceeds above a threshold and subject to the ability to reinvest under certain circumstances; and
  100% of net cash proceeds of any debt issued by the Company, subject to certain exceptions.

The New Credit Facility contains a number of negative covenants that will limit the Company from taking certain actions.  In addition, the Company is required to maintain:

  a minimum consolidated fixed charge coverage ratio ranging from 1.25x to 1.35x; and
  a maximum consolidated leverage ratio ranging from 2.00x to 2.75x.

The New Credit Facility contains limitations on annual capital expenditures of $20 million in 2010, $35 million in 2011 and $32 million thereafter, but allows, subject to certain conditions, for a percentage of any unused portion of the capital expenditure limit to be carried forward into the following year.

The New Credit Facility contains customary events of default.

In addition, the New Credit Facility provides for (i) an incremental term loan (the "Incremental Term Loan") and (ii) an increase in the Revolving Facility (the "Revolving Facility Increase" and together with the Incremental Term Loan, the "Incremental Facilities") of up to $50 million to be used by the Company, if needed, solely for the purpose of making acquisitions permitted under the New Credit Facility.  If the Company chooses to draw down the Incremental Facilities, the outstanding amount of the Incremental Facilities must be repaid in equal quarterly installments on the last day of each calendar quarter, with any remaining amounts due and payable on the Maturity Date.  Borrowings under the Incremental Facilities, if any, will bear interest at the same rate schedule as other borrowings under the New Credit Facility. Availability of the Incremental Facilities is subject to customary borrowing conditions, including absence of any default or material adverse change, and to a requirement of advanced successful syndication of the Incremental Facilities.

During the term of the New Credit Facility, and subject to pro forma compliance the fixed charge coverage ratio covenant and with certain consolidated leverage ratio requirements, and having specified excess availability under the Revolving Facility, the Company is permitted to repurchase up to $20 million of its common stock and make dividends of up to $10 million.  In addition, starting in 2012, and subject to pro forma compliance with the fixed charge coverage ratio covenant and with certain consolidated leverage ratio requirements, and having specified excess availability under the Revolving Facility, the Company may make additional dividends and repurchases of its common stock using excess cash flow (as defined in the New Credit Facility).

The Company may prepay amounts outstanding under the New Credit Facility and may terminate commitments in whole at any time without penalty or premium upon prior written notice.

On December 20, 2010, as a condition to the effectiveness of the New Credit Facility, the Company and its material subsidiaries entered into a guaranty and security agreement with the Administrative Agent (the “Guaranty”).  The Guaranty is secured by a first priority security interest in all the assets of the Company and its material subsidiaries, including a pledge of 100% of the Company’s interest in all shares of capital stock (or other ownership or equity interests) of each material subsidiary.

ITEM 1.02       TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

 In conjunction with the entry into the New Credit Facility described in Item 1.01 of this Current Report on Form 8-K, which description is incorporated by reference herein, the Company terminated its prior credit facility with Wells Fargo Foothill, Inc. as administrative agent dated February 28, 2006, as amended June 28, 2007.  The Company pre-paid the outstanding balance of $85.6 million and no early termination or prepayment penalties were incurred.  In conjunction with this pre-payment, during the fourth quarter of 2010, the Company will record a non-recurring, non-cash write-off of approximately $900,000 in unamortized debt issuance costs.

Additionally, the Company redeemed all remaining outstanding shares of the Company’s Series Z preferred stock for $3.6 million.

ITEM 2.03       CREATION OF DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

As described in further detail under Item 1.01 above, on December 20, 2010, the Company entered into the New Credit Facility with the Administrative Agent and the other lenders party thereto, and the Company and its material subsidiaries entered into the Guaranty with the Administrative Agent.

ITEM 8.01       OTHER EVENTS.

On December 21, 2010, the Company issued a Press Release attached hereto as Exhibit 99.1.

In the release, the Company announced that the Board of Directors has declared an initial cash dividend on the Company’s common stock in the amount of $0.125 per share, payable on April 15, 2011 to shareholders of record as of March 1, 2011.  The Company intends to pay a regular quarterly dividend going forward, at the discretion of the Board of Directors, dependant on a variety of factors, including available cash and the overall financial condition of the Company.

The Company also announced the authorization by the Board of Directors of up to $20 million in share repurchases of the Company’s common stock.  The amount and timing of the share repurchases in the open market or in privately negotiated transactions will be subject to an assessment of market conditions and other economic factors.  This authorization expires in two years and is subject to compliance with applicable laws and the terms of the company’s senior credit facility.

ITEM 9.01       FINANCIAL STATEMENTS AND EXHIBITS.

(d) EXHIBITS.

99.1       Press release issued December 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EINSTEIN NOAH RESTAURANT GROUP, INC.

Date:	December 22, 2010	By: /s/ Emanuel P.N. Hilario
Emanuel P.N. Hilario
Chief Financial Officer